Exhibit 10.3

October 11, 2012

Mr. Darin Myman
Wally World Media Inc.
200 Centennial Avenue
Suite 200
Piscataway, NJ 08854

Dear Mr. Myman:

Thank you for the opportunity to be of service to you. This letter and the accompanying attachments outline the terms of our engagement, as we understand them. Please indicate your agreement by signing in the space provided at the end of this letter and returning the original to us.

SCOPE OF ENGAGEMENT

We are being engaged to:

●	Provide outsourced/part-time chief financial officer/controller services for the company.
●	Assist the Company and its management in dealing with auditing process and with the auditing firm including helping the Company prepare and finalize the audit in a timely and efficient manner.

●
Assemble your annual and quarterly financial statements, which include a balance sheet, statement of operations, statement of stockholders' equity, and a statement of cash flows and footnotes for specific periods in order to conform to generally accepting accounting principles accepting in the United States of America.Additional, we will assist management in the preparation of financial statements and work papers related to annual financial audits and quarterly SEC filings. SEC filings shall include quarterly 10-Q reports, financial portions of the 10-K report and, management's discussion and analysis.

●	Assist management in any communications with the United States Securities and Exchange Commission.
●	Summarize such adjusting entries as management deems necessary to reflect non-monetary transactions (e.g., depreciation, capitalization of costs, loan amortization, intercompany transactions, etc.).

●	Assist the Company in any due diligence requirements from any potential funding source including preparation of budgets, projections, and financial analysis
●	We will assist the Company in preparing other public filings required by the Company including 8-K filings and registration statements on Form S-1.

Additionally, as Chief Financial Officer of the Company, we will provide the following services:

●	Assist you in communications with the Company's Board of Directors including participation at board meetings, and any other board issues
●	We will assume substantial risk including criminal liability associated with becoming the Chief Financial Officer and Principal Accounting Officer of a public entity.
●	We will assist the Company in dealing with potential investors. We will be available to answer questions, provide analysis and appearance at any investor meetings.
●	We will continually train Company staff and will provide greater oversight and we will advice management about all financial issues related to being a public entity.

We do not undertake to, and will not, provide any opinion or form of assurance on the financial statements we assemble in connection with these services and, accordingly, we do not undertake to make inquiries or perform other procedures to verify, corroborate, or review information supplied by you. Our engagement to assemble financial statements cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcation that may exist. These assembled financial statements are prepared by an entity that is not licensed by the Florida Board of Accountancy.

FINANCIAL TERMS

Our fees for the above services will be billed in advance at a fixed monthly rate of $5,000 of which $2,000 will be payable in cash, and $3,000 will be payable in common shares of Wally World Media Inc. Said stock shall be payable in advance at the beginning of each quarterly period and shall be valued at the either:

1.) Beginning on the date of engagement and for all periods prior to trading on an exchange, said shares shall be valued at the private placement share price; or

2.) Shares shall be valued at the average bid price for the last three trading days prior to the beginning of the quarterly period. Quarterly valuation dates shall be April 1, July 1 and October 1 and January 1 of each year the agreement remains in force.

Unforeseen complexities in the data, applicable regulations or significant acquisitions could result in a fee adjustment, but we will discuss any changes with you in advance. Invoices will be sent monthly and due upon receipt. Lack of payment may result in our termination of services until your account is fully paid.

Our Standard Engagement Terms are attached and incorporated herein by reference. Please review these terms carefully.

We appreciate your trust and confidence in our professional services. If we can answer any questions regarding this engagement or our fees, or explain any of our other services, please do not hesitate to contact us.

If the foregoing is consistent with your intentions and understanding, please sign this letter in the space provided and return it to us.

Regards

/s/ Adam Wasserman
Adam Wasserman
CFO Oncall, Inc.

I understand and agree with the provisions outlined above.

/s/ Darin Myman	10/24/12
Signature	Date

Print Name:	Darin Myman